AMENDMENT TO THE AGREEMENT AND
                             PLAN OF REORGANIZATION

THIS AMENDMENT TO THE AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is entered into as of this 18th day of July 2001, in accordance with the terms of
Section 7.11 of the Agreement, by and among United Management, Inc., a Nevada corporation ("UM"), and RRUN Ventures Inc. ("RRUN"), a Nevada corporation.

WHEREAS, the parties entered into the Agreement as of December 18, 2000; and

WHEREAS, the parties desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in the Agreement and herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1. Paragraph 3.3(b) and 3.4(b) shall be deleted in their entirety.

2. Paragraph 3.3 (a) shall be amended to read as follows:

"(a) It is specifically understood and agreed that options for the acquisition of RRUN common shares issued under the RRUN Stock Option Plan prior to the merger of RRUN and UM shall survive the merger and shall become options for the purchase of UM common shares. By entering into this Agreement, UM elects to assume such treatment of all RRUN options as set forth in subsection 7(m) of the RRUN Stock Option Plan. The number of UM common shares an option holder shall be entitled to purchase and the exercise price per share shall be as adjusted pursuant to subsection 4(b) of the RRUN Stock Option Agreements."

3. Paragraph 2.2 shall be amended to read as follows:

"The authorized capitalization of UM consists of 100,000,000 shares of Common Stock, par value $0.0001 per share. As of the date hereof there are 500,000 restricted Common Shares of UM issued and outstanding."

Other than as set forth in this Amendment, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this amendment to the agreement and plan of reorganization as of the date set forth above.


United Management, Inc.                 RRUN Ventures Inc.



By: /s/ Christine Cerisse               By: /s/ Ray Hawkins
    ---------------------               --------------------
      Christine Cerisse                 Ray Hawkins
      Its:  President                   Its:  President


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